Exhibit 99.1

LifeWallet Announces a $2 Million Pharmaceutical Litigation Settlement and Ongoing Settlement Negotiations with Multiple P&C Insurers, Pharmaceutical and Medical Device Manufacturers, While Advancing Efforts to Combat Systemic Medicare Waste, Which Aligns With Initiatives of the Newly-Formed Department of Government Efficiency (DOGE)

MIAMI, Nov. 22, 2024 (GLOBE NEWSWIRE) -- MSP Recovery, Inc. d/b/a LifeWallet (NASDAQ: LIFW) (“LifeWallet” or the “Company”) announces it reached a preliminary $2 million settlement as part of its portfolio of pharmaceutical litigation cases, while engaging in ongoing settlement negotiations with other pharmaceutical and medical device manufacturers, as well as property and casualty (“P&C”) insurers. LifeWallet also recently entered into an agreement with one of the Company’s lenders, securing a limited waiver of the Company’s obligation to pay a promissory note, which is expected to provide additional liquidity to the Company.

LifeWallet CEO, John H. Ruiz, is confident in the Company’s continued progress, saying, “Our commitment to discovering waste and recovering improper healthcare payments will continue to have a positive widespread impact.” He continues, “By tackling waste through legal, operational, and technological avenues, LifeWallet is committed to recovering improperly paid funds and promoting accountability within the healthcare system, benefitting all Americans.”

Pharmaceutical Litigation Settlement

On November 21, 2024, LifeWallet reached a preliminary settlement totaling $2 million, subject to finalizing terms in a global settlement agreement, against a defendant for alleged violations of the Racketeer Influenced and Corrupt Organizations Act (“RICO”), and violation of various state consumer protection laws and unjust enrichment laws. The terms of the settlement are a combination of monetary and non-monetary considerations, with the non-monetary considerations involving LifeWallet obtaining prescription drug claims data that will assist in identifying and recovering against other responsible parties, including, but not limited to, at least twelve other pharmaceutical manufacturers, and distributors.

Ongoing Settlement Negotiations

As part of LifeWallet’s owned claims portfolio, the Company is also engaged in ongoing litigation against property and casualty insurers and other pharmaceutical and medical device manufacturers based on claims of anti-competitive pricing, RICO, violation of state consumer protection statutes, and defective medical products or prescription drugs.

On November 11, 2024, the Company announced two comprehensive settlements with P&C insurers, totaling more than $5.2 million, which offer a going-forward process to collaboratively and timely resolve future claims and share important historical data. LifeWallet’s exclusive data matching with primary payers is expected to enhance its claims reconciliation capabilities by identifying claims owned by LifeWallet that it may have a right to recover on, benefiting Medicare plans and downstream entities. These recent P&C insurer settlements follow three other settlements against P&C insurers earlier this year. Some of these settlements require the P&C insurers to provide data to the LifeWallet clearinghouse platform that was designed and created by LifeWallet and Palantir Technologies, Inc. (NYSE: PLTR).

The LifeWallet/Palantir clearinghouse is a hybrid between a statistical analysis system model and one that identifies improper payments, while also having the capability to provide patients, providers, and attorneys with an individual's current and past medical conditions as they relate to improper payments or potential claims against the world's largest pharmaceutical and medical device companies.

Exhibit 99.1

LifeWallet notes these settlements are not a guarantee that its portfolio of assigned claims (owed by other Primary Payers) can be settled with the same or similar terms. The settlement values are a combination of monetary and non-monetary considerations, with the non-monetary considerations involving LifeWallet obtaining data on all the claims that were processed and paid by the P&C Insurers, and the P&C Insurers' assignment of rights to collect against other responsible parties. LifeWallet expects this will enhance its ability to discover liens and recover payments owed more efficiently than through litigation. It also enables LifeWallet to pursue a diversified number of entities that failed to pay liens or collected twice for the same bills, both from the insurer and LifeWallet's assignor clients.

LifeWallet's Efforts to Discover and Recover Medicare and Medicaid Waste

The Scope of the Problem

Improper payments by Medicare and Medicaid contribute significantly to government waste, accounting for billions of dollars annually.

• In fiscal year 2022, the United States Government Accountability Office (GAO) reported $247 billion in improper payments across 82 programs, with approximately 52% attributed to Medicare and Medicaid (1). This statistic was highlighted by Elon Musk, who is expected to head the newly established Department of Government Efficiency (DOGE) (x.com/doge), which will function as a newly created advisory board to President-elect Donald Trump. Musk commented the above numbers are “just the tip of the iceberg. The actual fraud and waste in government spending is much higher.”

• With Medicare and Medicaid spending surpassing $1 trillion in 2023, (2) estimated waste due to accident-related injuries exceeds $100 billion.

LifeWallet's Initiatives Align with Reducing Government Waste

LifeWallet is dedicated to discovering and recovering substantial improper payments within the Medicare and Medicaid systems, particularly focusing on the Medicare Advantage program. These improper payments often result from systemic communication failures among stakeholders, leading to Medicare erroneously covering accident-related injuries and failing to recuperate those funds.

• Litigation Against Improper Payments: In 2024, LifeWallet has agreed to five settlements against property and casualty insurers, in aggregate totaling more than $10 million dollars to settle historical claims of improper payments, as well as obtain data to pursue claims for additional improper payments and establish a clearinghouse to efficiently settle future claims with certain P&C Insurers.

• Additional Claims Acquisition: In October 2024, LifeWallet paid approximately $2 million dollars to acquire additional Medicare Secondary Payer (MSP) claims with an overall Paid Amount (3) exceeding $10.6 billion, encompassing over 450,000 Medicare members. This claims acquisition enhances LifeWallet's ability to identify and recover improper payments (4).

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(1) https://www.gao.gov/products/gao-23-106285

(2) https://www.cms.gov/data-research/statistics-trends-and-reports/national-health-expenditure-data/nhe-fact-sheet#:~:text=Projected%20NHE%2C%202023%2D2032:%20Over%202023%2D32%20average%20NHE,2023%2C%20faster%20than%20GDP%20growth%20of%206.1%

Exhibit 99.1

• Technological Enhancements: In 2023, continuing into 2024, LifeWallet has developed the LifeWallet/Palantir clearinghouse that connects P&C Insurers to health plans, allowing for elimination of waste from improper payments made for accident-related injuries.

While these efforts represent steps toward addressing systemic issues in Medicare and Medicaid spending, comprehensive reform requires collaboration among all stakeholders. Individuals expected to be appointed to President-elect Trump's advisory committee, called the Department of Government Efficiency (DOGE), are emphasizing the importance of addressing Medicare waste, advocating for enhanced oversight and stricter enforcement measures to curb improper payments. Their efforts align with LifeWallet's continued mission to reduce waste and improve efficiency in healthcare spending.

Nomura Limited Waiver of Company's Obligation to Pay

On November 18, 2024, Company lender, Nomura Securities International, Inc. ("Nomura"), agreed to a limited waiver of the Company’s obligation to pay promissory note obligations using the proceeds of the Standby Equity Purchase Agreement dated November 14, 2023 by and between the Company and YA II PN, Ltd. until March 31, 2025, and up to an aggregate total of $4 million of such proceeds that would otherwise be paid to Nomura; provided that such proceeds be used to fund the operations of the Company. This waiver is expected to create more liquidity for the Company, to invest in accelerating healthcare reimbursement recoveries.

Forward Looking Statements

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(3) “Paid Amount” (a/k/a Medicare Paid Rate or wholesale price) means the amount paid to the provider from the health plan or insurer. This amount varies based on the party making payment. For example, Medicare typically pays a lower fee for service rate than commercial insurers. The Paid Amount is derived from the Claims data we receive from our Assignors. In the limited instances where the data received lacks a paid value, our team calculates the Paid Amount with a formula. The formula used provides rates for outpatient services and is derived from the customary rate at the 95th percentile as it appears from standard industry commercial rates or, where that data is unavailable, the Billed Amount if present in the data. These amounts are then adjusted to account for the customary Medicare adjustment to arrive at the calculated Paid Amount. Management believes that this formula provides a conservative estimate for the Medicare paid amount rate, based on industry studies which show the range of differences between private insurers and Medicare rates for outpatient services. We periodically update this formula to enhance the calculated paid amount where that information is not provided in the data received from our Assignors. Management believes this measure provides a useful baseline for potential recoveries, but it is not a measure of the total amount that may be recovered in respect of potentially recoverable Claims, which in turn may be influenced by any applicable potential statutory recoveries such as double damages or fines. Where we have to extrapolate a Paid Amount to establish damages, the calculated amount may be contested by opposing parties. The figures pertaining to Medicare Member Lives as well as the paid amount were tabulated based on the data provided by health care plans; these figures may be subject to adjustment upon further investigation of the paid amounts reflected by the health plans.

(4) https://investor.lifewallet.com/news-releases/news-release-details/lifewallet-acquires-assignment-additional-msp-claims-overall

Exhibit 99.1

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “plan" and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts, including for example statements regarding potential future settlements. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, these statements are not guarantees of future performance or results and actual events may differ materially from those expressed in or suggested by the forward-looking statements. Any forward-looking statement made by the Company herein speaks only as of the date made. New risks and uncertainties come up from time to time, and it is impossible for the Company to predict or identify all such events or how they may affect it. the Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws. Factors that could cause these differences include, but are not limited to, the Company’s ability to capitalize on its assignment agreements and recover monies that were paid by the assignors; the inherent uncertainty surrounding settlement negotiations and/or litigation, including with respect to both the amount and timing of any such results; the success of the Company's scheduled settlement mediations; the validity of the assignments of claims to the Company; negative publicity concerning healthcare data analytics and payment accuracy; and those other factors included in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by it with the SEC. These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

About LifeWallet

Founded in 2014 as MSP Recovery, LifeWallet has become a Medicare, Medicaid, commercial, and secondary payer reimbursement recovery leader, disrupting the antiquated healthcare reimbursement system with data-driven solutions to secure recoveries from responsible parties. LifeWallet provides comprehensive solutions for multiple industries including healthcare, legal, and sports NIL. For more information, visit: LIFEWALLET.COM.

CONTACTS:

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